Exhibit 10.7.1

August 18, 2011

John D. Filipowicz

460 Herndon Parkway

Suite 150

Herndon, VA 20170

Dear John;

On behalf of Primus Telecommunications Group, Incorporated (“PTGi” or the “Company”), it is my pleasure to offer you the position of Acting General Counsel, Corporate Secretary, and Compliance Officer in addition to your current responsibilities as PTGi’s Chief Administrative Officer (“CAO”). This position is recognized at the corporate SVP level and will have commensurate benefits associated with that level during your “Acting” capacity. This position reports directly to Peter D. Aquino, Chairman, President and CEO. Your primary office will be the McLean, VA office. You will be expected to work in one of the Company’s offices at least every other week for three (3) days. The Company agrees to reimburse you for all travel (i.e., train, taxi, parking, mileage, hotel and meals) up to $2,200 per week unless pre-approved by the CEO. Your start date will be Monday, August 29, 2011 (“Commencement Date”) or as otherwise agreed upon by you and the CEO.

As a current employee, you will continue to be subject to the Company’s Code of Ethics, Confidentiality Agreement and other policies. Your employment with the Company is at-will meaning both you and the Company can end the employment relationship at any time and for any reason.

Your semi-monthly salary will be $10,416.67, which is $250,000.00 annually. Beginning in 2011, you will be eligible for a prorated bonus targeted between VP level of 30% and the SVP level of 40% of your annual base salary based on performance criteria approved by the Company’s Board of Director’s Compensation Committee. The bonus will be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured, i.e., March 2012 for 2011 performance, provided you are employed on the payment date. Your annual cash bonus for 2011 will be computed on a 12 month basis according to the percentages set forth herein.

You will also have the opportunity for future incentive equity grants for corporate Senior Vice Presidents, pending approval of the Company’s equity plan by the Company’s Board of Directors. In addition, you will be eligible for a completion bonus of $50,000, payable 50% at completion or not more than one (1) year from the Commencement Date, and 50% 3 months after the first installment.

You will continue to be eligible to participate in the Company’s employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D and short-term and long-term disabilities as well as the 401 (k) plan.

You will also have the opportunity for future executive level benefits for corporate Senior Vice Presidents if and when such plan(s) is developed for similarly situated employees.

In addition to the benefits listed above, you will be eligible for paid time off (“PTO”) of 27 days annually, accrued at a rate of 9.00 hours per pay period, commencing with your start date. In accordance with the Company’s current policy on PTO leave, you will be eligible to carry forward a maximum of five (5) PTO days in any one year.

In the event the Company terminates your employment “without cause within the first two (2) consecutive years of employment from March 1, 2011, the Company agrees to pay you separation pay equal to six (6) months of your then current base salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to six (6) months.

In the event the Company terminates your employment “without cause after two (2) consecutive years of employment from March 1, 2011, the Company agrees to pay you separation pay equal to twelve (12) months of your then current base salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to twelve (12) months. For purposes of this agreement, “without cause” shall mean for any reason other than willful misconduct, fraud, breach of ethics and other published policies of the Company.

However, if you are separated “without cause” for any of the following reasons: your travel reimbursement as set forth herein is unilaterally reduced or eliminated by the Company; or your reporting to anyone other than the CEO is unilaterally changed by the Company; or your number of working days (3 days every other week) expectations in VA are unilaterally changed by the Company; then the Company agrees to pay you six (6) months of your then-current salary and reimburse you for monthly premiums for elected COBRA coverage for a period of up to six (6) months. After two (2) years of consecutive employment from March 1, 2011, the Company agrees to pay you twelve (12) months of your then-current salary and reimburse you for monthly premiums for elected COBRA coverage for a period of up to twelve (12) months.

Separation pay will be paid in accordance with the Company’s regular semi-monthly payroll practices and will begin on the Company’s next regularly scheduled pay date after the expiration of any applicable revocation period, unless otherwise required by law. Separation payments will be repeated each payroll cycle until the separation pay has been paid out in full. All separation pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to such payment will be subject to you signing a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees and other reasonable and traditional terms.

You may serve on one (1) public or private corporate Board with the prior written consent of the Company’s Board of Directors. You may serve on non-profit Boards without the prior consent of the Company’s Board of Directors.

If this offer is acceptable, please sign in the space below and return to me on or before Monday, August 30, 2011.

Kind regards,

/s/ Peter D. Aquino
Peter D. Aquino
Chairman, President, & CEO

cc:	Jamie Barkovic, Director - Human Resources

/s/ John D. Filipowicz	8/29/2011
Accepted by: John D. Filipowicz	Date